Exhibit 10.2

[Date]

Dear [Executive Name]:

This letter agreement (“Agreement”), as supplemented by your Separation Benefits Agreement effective as of [insert date] (“Separation Benefits Agreement”), [replaces and supersedes our prior letter agreement, dated __________, and] outlines the agreed upon terms and conditions of your [continued] employment as [Title] with Tutor Perini Corporation (“Company”) effective as of [insert date] (“Effective Date”).
1.The term of employment under this Agreement will begin on the Effective Date and shall be through [Date] (“Employment Term”) during which time you will continue to report directly to the Chief Executive Officer of the Company. Upon expiration of the Employment Term, this Agreement will automatically terminate unless it is renewed in writing by the parties.
2.During the Employment Term, your annual base salary will be $[annual base salary] per year, subject to periodic review and recommendation by the Chief Executive Officer, and such periodic increases as the Compensation Committee (the “Committee”) of the Company’s Board of Directors may deem appropriate.
3.During the Employment Term, you will be eligible to receive bonus compensation under the annual incentive compensation program in which the Company’s other Executive Officers participate, which provides annual cash awards for meeting certain financial and other performance targets, thresholds and maximums established by the Committee. Your annual target bonus opportunity will be no less than [target bonus opportunity]% of your annual base salary, with a threshold bonus opportunity equal to [XX]% of your annual base salary and a maximum bonus opportunity equal to [XX]% of your annual base salary (the “Annual Bonus”). If the applicable performance metrics in respect of the Annual Bonus for any given fiscal year are achieved at a level below the threshold level, no Annual Bonus will be paid in respect of such fiscal year. The earned Annual Bonus for each fiscal year, if any, will be paid as and when determined by the Committee, and, in any event, on or prior to March 15 of the year following the calendar year to which such Annual Bonus relates, subject to you remaining employed through December 31 of such calendar year.
4.During the Employment Term, you will be eligible to participate in the Company’s long-term incentive program and receive awards thereunder as and when approved by the Committee. Subject to approval by the Committee, the Company will grant you [annual] equity awards [on or about Specify Date], having a grant date fair value (as determined by the Committee in good faith) of no less than $[fair value] in a combination of (A) time-based restricted stock units that vest ratably over three years (50% of the value of each aggregate award), and (B) performance-vesting equity incentive awards with three-year performance periods (50% of the value of each aggregate award)[, as well as insert Description of any Additional Equity Grants]. Such awards shall be payable at the Committee’s discretion in the Company’s common stock or cash. Any equity awards granted to you will be subject to the terms and conditions of the Tutor Perini Corporation Omnibus Incentive Plan, as amended, or its successor plan and the applicable grant agreement, which will be provided to you as soon as administratively practicable after any grant is approved by the Committee. [The Company acknowledges that the Committee has approved the value of the equity awards and the vesting schedules set forth in this paragraph.] [From time to time, as business conditions dictate, the Company may revise the types of equity granted and other award terms under the long-term incentive program.]

5.For the avoidance of doubt, you have been, and you remain an “at will” employee of the Company. Either you or the Company may terminate your employment at any time for any lawful reason. The compensation payable to you upon termination of your employment is set forth in the Separation Benefits Agreement.
6.You will be eligible to continue to participate in the Company’s various benefit programs (including but not limited to welfare, retirement, vacation and sick time, life insurance and disability programs) on the same terms and conditions as other senior Company executives, as such programs and benefits are in effect from time to time. Additionally, during the Employment Term, the Company will continue to provide you with an automobile benefit on the same terms and conditions applicable to automobile arrangements with other senior Company executives [and insert Other Benefit].
7.Notwithstanding any other provision herein to the contrary, any “incentive-based compensation” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended (“Rule 10D-1”) shall be subject to clawback by the Company in the manner required by the Company’s recoupment policy as in effect from time to time and in the manner required by Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1.
8.This Agreement, along with the Separation Benefits Agreement, constitutes the entire agreement between the parties respecting your employment with the Company and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter [(including, without limitation, your [date] letter agreement)]. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Los Angeles, California; provided, however, that any existing arbitration agreement between you and the Company will continue to govern any disputes hereunder to the fullest extent permitted by law. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
If you should have any questions regarding the above or need any additional information, please feel free to contact me.

Sincerely,

TUTOR PERINI CORPORATION

By:
Name:	Gary G. Smalley	Date:
Title:	Chief Executive Officer and President

Acknowledged and Agreed:

[Executive’s Name]		Date:
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